Exhibit 99.1

Nevro Reports Fourth Quarter and Full Year 2019 Financial Results

Provides Expanded 2020 Guidance

Fourth Quarter 2019 and Recent Highlights

•	U.S. Patient Trials Grew 17% and Permanent Implants Grew 20% Over Prior Year
•	Senza® Omnia™ SCS System Commercially Launched in U.S.
•	Senza-PDN 3-month RCT Data Presented at North American Neuromodulation Society (NANS) 2020 Conference

REDWOOD CITY, Calif., February 25, 2020 – Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative, evidence-based solutions for the treatment of chronic pain, today announced its financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019

Worldwide revenue for the fourth quarter 2019 was $114.4 million, a 6% increase compared to $107.9 million in the prior year period. U.S. revenue was $97.9 million, a 7% increase compared to $91.6 million in the prior year period. Year-over-year U.S. trial growth was 17% and permanent implant growth was 20% during the fourth quarter of 2019.  International revenue was $16.5 million, a 1% increase as-reported, or 3% on a constant currency basis, compared to $16.3 million in the prior year period.

“Beginning in the second quarter, we started driving quite a few changes to our commercial strategies and execution, and we quickly saw patient trials and permanent implants return to growth,” said D. Keith Grossman, Chairman, CEO and President of Nevro. “More recently, we launched Senza Omnia commercially in the U.S., which allowed us to engage more constructively with our customers and offer them the only SCS platform that can provide the unique advantages of HF10 as well as the full range of SCS frequencies. Just last month, we presented encouraging three-month data from our Senza-PDN study, which was the largest SCS RCT conducted to date. I am pleased with the progress we made in 2019 and am excited by the momentum we are building in the market and the opportunity ahead of us in 2020.”

Gross profit for the fourth quarter of 2019 was $81.3 million, a 7% increase compared to $76.2 million in the prior year period. Gross margin was 71.0% in the fourth quarter of 2019 compared to 70.5% in the prior year period.

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Operating expenses for the fourth quarter of 2019 were $92.9 million, a 10% increase compared to $84.8 million in the prior year period. The year-over-year increase in operating expenses was primarily driven by U.S. sales and marketing personnel costs, including $2 million in structural changes in the commercial organization, and approximately $3 million in costs related to the Company’s ongoing clinical trials. Legal expenses associated with patent litigation were $1.7 million for the fourth quarter of 2019, which was consistent with the prior year period.

Net loss from operations for the fourth quarter of 2019 was $11.7 million, a 36% increase compared to a loss of $8.6 million in the prior year period.  Adjusted EBITDA for the fourth quarter of 2019 was $1.5 million, a 57% decrease compared to $3.5 million in the prior year period. Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization. Please see financial tables for GAAP to Non-GAAP reconciliations.

Cash, cash equivalents and short-term investments totaled $237.8 million as of December 31, 2019. Net cash increased during the fourth quarter of 2019 by $5.0 million and decreased by $26.7 million for the full year 2019.

Full Year 2019

Worldwide revenue for the full year 2019 was $390.3 million, a 1% increase compared to $387.3 million in the prior year period. U.S. revenue for the full year 2019 was $326.0 million, a 1% increase compared to $321.8 million in the prior year period.  International revenue was $64.3 million, a 2% decrease as-reported, or a 4% increase on a constant currency basis, compared to $65.5 million in the prior year period. Please see financial statements for additional full year 2019 results and GAAP to Non-GAAP reconciliations.

2020 Financial Guidance

Nevro reiterated its full year 2020 worldwide revenue to be in the range of $435 to $440 million. In addition, the Company provided additional full year 2020 guidance as follows:  Gross margin is expected to be in the range of 69% to 70% and operating expenses are expected to be approximately $355 million, including litigation expenses.  To assist investors in understanding Nevro’s underlying business trends, the Company is also introducing adjusted EBITDA guidance of positive $3.0 to $10.0 million for the full year 2020, which compares to a loss of $40.3 million in 2019. Adjusted EBITDA excludes certain litigation expenses, interest, taxes and non-cash items such as stock-based compensation and depreciation and amortization.  Please see financial tables for GAAP to Non-GAAP reconciliations.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (833) 286-5807 in the U.S. or (647) 689-4452 internationally, using Conference ID: 1864387.  In addition, a live webcast will be available on the “Investors” section of the Company’s website at www.nevro.com, as well as an archived recording.

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About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. HF10 therapy has demonstrated the ability to reduce or eliminate opioids in ≥65% of patients across six peer-reviewed clinical studies. The Senza® System, Senza II™ System, and the Senza® Omnia™ System are the only SCS systems that deliver Nevro's proprietary HF10® therapy. Senza, Senza II, Senza Omnia, HF10, Nevro and the Nevro logo are trademarks of Nevro Corp.

To learn more about Nevro, connect with us on LinkedIn, Twitter, Facebook and Instagram.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company’s expectations for its worldwide revenue, gross margin and adjusted EBITDA for the full year 2020, as well as its expectations for growth in patient trials and permanent implants. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth and the costs and expenses of operating our business; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 25, 2020, as well as any reports that we may file with the Securities and Exchange Commission in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Nevro’s operating results for the fourth quarter and full year ended December 31, 2019 are not necessarily indicative of our operating results for any future periods.

Investor Relations:

Juliet Cunningham

Vice President, Investor Relations

+1 650-433-3247

ir@nevro.com

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Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)
Revenue	$114,374	$107,944	$390,255	$387,289
Cost of revenue	33,116	31,790	121,905	113,965
Gross profit	81,258	76,154	268,350	273,324
Operating expenses:
Research and development	16,933	13,480	59,017	48,459
Sales, general and administrative	76,006	71,277	305,812	266,608
Total operating expenses	92,939	84,757	364,829	315,067
Loss from operations	(11,681)	(8,603)	(96,479)	(41,743)
Other income (expense):
Interest income (expense), net	(1,399)	(1,194)	(4,911)	(5,530)
Other income (expense), net	(181)	(319)	(697)	(1,164)
Loss before income taxes	(13,261)	(10,116)	(102,087)	(48,437)
Provision for (benefit from) income taxes	481	(509)	1,599	768
Net loss	(13,742)	(9,607)	(103,686)	(49,205)
Changes in foreign currency translation adjustment	350	(141)	449	(37)
Changes in gains (losses) on short-term investments	(125)	11	315	202
Net change in other comprehensive loss	225	(130)	764	165
Comprehensive Loss	$(13,517)	$(9,737)	$(102,922)	$(49,040)
Net loss per share, basic and diluted	$(0.44)	$(0.32)	$(3.37)	$(1.64)
Weighted average shares used to compute net loss per share, basic and diluted	31,233,416	30,214,454	30,803,872	30,051,961

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Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018

Assets
Current assets
Cash and cash equivalents	$65,373	$51,266
Short-term investments	172,429	213,281
Accounts receivable, net	82,833	80,656
Inventories, net	91,579	92,035
Prepaid expenses and other current assets	9,838	6,621
Total current assets	422,052	443,859
Property and equipment, net	11,766	12,801
Operating lease assets	21,533	—
Other assets	13,338	5,850
Restricted cash	956	606
Total assets	$469,645	$463,116
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$16,048	$23,505
Accrued liabilities and other	54,563	38,909
Total current liabilities	70,611	62,414
Long-term debt	160,300	152,394
Long-term operating lease liabilities	20,445	—
Other long-term liabilities	1,937	2,825
Total liabilities	253,293	217,633
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 31,544,361 and 30,263,536 shares issued and outstanding at December 31, 2019 and 2018, respectively	32	30
Additional paid-in capital	626,401	552,612
Accumulated other comprehensive loss	(313)	(1,077)
Accumulated deficit	(409,768)	(306,082)
Total stockholders’ equity	216,352	245,483
Total liabilities and stockholders’ equity	$469,645	$463,116

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Nevro Corp.

GAAP to Adjusted EBIDTA Reconciliation

(unaudited)

(in thousands)

The following table presents a reconciliation of GAAP net loss, as prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), to Adjusted EBITDA, a non-GAAP financial measure.

Reconciliation of actual results:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(unaudited)
GAAP Net loss	$(13,742)	$(9,607)	$(103,686)	$(49,205)
Non-GAAP Adjustments:
Interest (income) expense, net	1,399	1,194	4,911	5,530
Provision for income taxes	481	(509)	1,599	768
Depreciation and amortization	1,298	1,082	4,726	4,050
Stock-based compensation expense	10,377	9,619	41,697	36,637
Litigation related expenses	1,701	1,711	10,432	20,219
Adjusted EBIDTA	$1,514	$3,490	$(40,321)	$17,999

Reconciliation of guidance:

	Year Ended
	December 31, 2020
	(Low Case)	(High Case)

GAAP Net Loss	$(62,200)	$(55,200)
Non-GAAP Adjustments	65,200	65,200
Adjusted EBIDTA	$3,000	$10,000

Management uses certain non-GAAP financial measures, most specifically Adjusted EBITDA, as a supplement to GAAP financial measures to further evaluate the Company’s operating performance period over period, analyze the underlying business trends, assess performance relative to competitors and establish operational objectives.

Management believes it is important to provide investors with the same non-GAAP metrics it uses to evaluate the performance and underlying trends of the Company’s business operations to facilitate comparisons to its historical operating results and evaluate the effectiveness of its operating strategies. Disclosure of these non-GAAP financial measures also facilitates comparisons of the Company’s underlying operating performance with other companies in the industry that also supplement their GAAP results with non-GAAP financial measures.

EBIDTA is a non-GAAP financial measure, which is calculated by adding interest income and expense, net; provision for income taxes; and depreciation and amortization to net income.  In calculating Adjusted EBIDTA, the Company further adjusts for the following items:

Stock-based compensation expense – The Company excludes non-cash costs related to the Company’s stock-based plans, which include stock options, restricted stock units and performance-based restricted stock units as these expenses do not require cash settlement from the Company.

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Litigation related expenses – The Company excludes legal and professional fees associated with certain legal matters which management considers not related to the underlying operating performance of the business.

Full year guidance excludes the impact of foreign currency fluctuations.

The non-GAAP financial measure should not be considered in isolation from, or as a replacement for, the most directly comparable GAAP financial measures, as it is not prepared in accordance with U.S. GAAP.

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